Exhibit 10.8

McKESSON CORPORATION
CHANGE IN CONTROL POLICY FOR SELECTED EXECUTIVE EMPLOYEES
(Amended and Restated Effective January 28, 2020)

Exhibit 10.8

McKESSON CORPORATION
CHANGE IN CONTROL POLICY FOR SELECTED EXECUTIVE EMPLOYEES
(Amended and Restated Effective January 28, 2020)

1.	ADOPTION AND PURPOSE OF POLICY.
The McKesson Corporation Change in Control Policy for Selected Executive Employees (the “Policy”) was adopted effective November 1, 2006 by McKesson to provide a program of severance payments to certain employees of McKesson and its designated subsidiaries whose employment is terminated as the result of a Change in Control. The Policy is an “employee welfare benefit plan” within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and Section 2510.3-1 of the regulations issued thereunder. This document constitutes both the plan document and the summary plan description of the Policy. The plan administrator of the Policy for purposes of ERISA is McKesson. The Committee amended and restated this Policy effective as of November 1, 2006, October 29, 2008, April 21, 2009, October 26, 2010, and to read as set forth herein on April 28, 2020, effective January 28, 2020.
If a Participant is entitled to receive payments under this Policy that Participant will be precluded from receiving payment under any other Company-sponsored severance benefit plan or severance benefit policy.

2.	CHANGE IN CONTROL BENEFITS.
(a)    Basic Change in Control Benefits. In the event of the occurrence of a Change in Control where a Participant’s employment is terminated under circumstances that constitute a Separation from Service (i) proximate to and initiated at the direction of the person or entity that is involved in, or otherwise in connection with, such Change in Control, for any reason other than Cause and occurring within the period six (6) months preceding or twenty-four (24) months following a Change in Control (including any termination without Cause by the Company occurring during the twenty-four (24) months following a Change in Control) or (ii) initiated by the Participant for Good Reason and occurring on or within twenty-four (24) months following the date of such Change in Control, that Participant shall be entitled to a Change in Control benefit equal to the following:
Tier One Participant: 2.99 times Earnings
Tier Two Participant: 2 times Earnings
Tier Three Participant: 1 times Earnings
(b)    Other Change in Control Benefits. A Participant who is entitled to the basic Change in Control benefit provided in (a) above also shall be entitled to the following:
(i)    A taxable cash payment which is sufficient to provide a net amount, after applicable taxes and withholdings, equal to (A) the Participant’s monthly premium for COBRA continuation coverage for medical, dental and vision coverage under the Company’s group health plan based on the Participant’s coverage elections in effect at the time of the Participant’s Separation from Service, multiplied by (B) the number of months set forth below:
Tier One Participant: 36 months
Tier Two Participant: 24 months
Tier Three Participant: 12 months

Exhibit 10.8

(ii)    The Participant is eligible to have continued Company-paid life insurance at the level in effect on the date of the Change in Control for the number of months set forth below from the date of termination:
Tier One Participant: 36 months
Tier Two Participant: 24 months
Tier Three Participant: 12 months
(iii)    The Participant is eligible for reasonable Company-paid outplacement services, in an amount not to exceed the amount determined by the Executive Vice President and Chief Human Resources Officer as in effect prior to the Change in Control; provided, however, that the expenses for such services must be incurred by the Participant at any time on or before the last day of the second (2nd) taxable year following the taxable year in which the Participant’s Separation from Service occurs, and such expenses shall be reimbursed by the Company at any time on or before the last day of the third (3rd) taxable year (but, for the avoidance of doubt, at no time before such expenses are incurred and appropriate documentation has been provided to the Company) following the taxable year in which the Participant’s Separation from Service occurs.

Exhibit 10.8

(iv)    In the event it shall be determined that any payment or distribution to the Participant or for the Participant’s benefit which is in the nature of compensation and is contingent on a Change in Control (a “Payment”) would constitute a “parachute payment” under Section 280G(b)(2) of the Code and would be subject to the excise tax imposed by Section 4999 of the Code (together with any interest or penalties imposed with respect to such excise tax, the “Excise Tax”), then the Payments shall be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code, but only if, by reason of such reduction, the net after-tax benefit received by the Participant shall exceed the net after-tax benefit received by the Participant if no such reduction was made. The specific payments shall be reduced and the order of such reduction shall be determined so as to achieve the most favorable economic impact to the Participant. To the extent such determination by the Participant is permitted by Section 409A of the Code and other tax requirements, the Participant shall determine the ordering of any reduction. To the extent the ordering of the reduction is required by Section 409A of the Code or other tax principles to be done other than by the Participant, the Designated Firm(s) (as hereinafter defined) shall determine the ordering of any reduction to achieve the most favorable economic benefit to the Participant. To the extent the ordering of the reduction is required by Section 409A or other tax principles to be done other than by the Participant and to be more specifically set forth in advance then such reduction to achieve the most favorable economic benefit to the Participant shall be determined by the Designated Firm(s). Any reduction in the Payments as determined by the Designated Firm(s) shall be applied first against the latest scheduled cash payments; then current cash payments; then any equity or equity derivatives that are included under Section 280G of the Code at an accelerated value (and not at full value) shall be reduced with the highest value reduced first (as such values are determined under Treasury Regulation section 1.280G-1, Q&A 24); finally any other non-cash benefits will be reduced. For purposes of this Section 2(b)(v), “net after-tax benefit” shall mean (i) the Payments which the Participant receives or are then entitled to receive from the Company that would constitute “parachute payments” within the meaning of Section 280G of the Code, less (ii) the amount of all federal, state and local income taxes payable with respect to the Payments calculated at the maximum marginal income tax rate for each year in which the Payments shall be paid to the Participant (based on the rate in effect for such year as set forth in the Code as in effect at the time of the first payment of the foregoing), less (iii) the amount of Excise Taxes imposed with respect to the Payments. All determinations required to be made under this Section 2(b)(v) shall be made by such nationally recognized accounting firm and/or a Section 280G valuation specialty firm as may be selected by McKesson before such Change in Control (the “Designated Firm(s)”), provided, that the determination of the Designated Firm(s) shall in all cases apply all methods that may be applied and take account of factors that may be considered to reduce any and all amounts constituting parachute payments, including, without limitation, by considering the value of any reasonable compensation attributable any restrictive covenants, by omitting from consideration performance criteria applicable to incentives for purposes of Treasury Regulation section 1.280G-1, Q&A 24(c) to the extent that such performance criteria have been achieved or are likely to achieved, and by applying all other methods and considering all other factors that may be applied and considered to reduce amounts constituting parachute payments. The Designated Firm(s) shall provide their determination, together with detailed supporting calculations and documentation, to the Participant and McKesson within 15 business days following the date of termination of the Participant’s employment, if applicable, or such other time as requested by the Participant (provided that the Participant reasonably believes that any of the Payments may be subject to the Excise Tax) or McKesson. At the reasonable request of the Participant, the Designated Firm(s) shall confer with the Participant or the Participant’s representatives with respect to the determination provided by the Designated Firm(s) and shall recalculate amounts reflected in such determination in any manner reasonably requested by the Participant or the Participant’s representative to facilitate full consideration of any reasonable alternative computation of the amounts reflected in the determination provided by the Designated Firm(s) and arrive at a final determination that is optimal to the Participant within the limitations of the applicable tax rules. All fees and expenses of the Designated Firm(s) shall be borne solely by McKesson.
(v)    Each benefit provided for in this paragraph (b) is a separate “payment” within the meaning of Treasury Regulation section 1.409A-2(b)(2)(i). The benefit provided in subparagraphs (ii) - (iii) above may be in the form of a reimbursement or an in-kind benefit (payment made directly to the provider of the benefits). Such reimbursements or in-kind benefits provided during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year.

Exhibit 10.8

(c)    If any of the payments or benefits payable to the Participant under this Policy when considered together with any other payments or benefits which may be considered deferred compensation under Section 409A of Code would result in the imposition of additional tax under Section 409A of the Code if paid to the Participant on or within the six (6) month period following the Participant’s Separation from Service, then to the extent such portion of the payments or benefits resulting in the imposition of additional tax would otherwise have been payable on or within the first six (6) months following his or her Separation from Service, shall be paid or reimbursed in a lump sum in the seventh (7th) month following such Separation (or such longer period as is required to avoid the imposition of additional tax under Section 409A of the Code). If any amount due under paragraph (a) above is delayed under this paragraph (c), then such lump sum amount shall include an additional amount representing interest credited at the default interest rate being credited to accounts under McKesson’s Deferred Compensation Administration Plan III or the successor to such plan (or, if greater, or if no such interest is being credited at such time, at the default interest rate last credited under such plan prior to the date of the Change in Control) for the period from Participant’s Separation from Service until the payment date of such lump sum. All subsequent payment or benefits will be payable in accordance with the payment schedule applicable to each such payment or benefits.
(d)    Nothing in this Policy shall alter or impair any rights a Participant may have upon his or her Separation from Service under any other plan or program of the Company; provided, however, if a Participant receives payments under this Policy that Participant will be precluded from receiving payment under any other Company-sponsored severance benefit plan or severance benefit policy. Notwithstanding the foregoing, no individual covered by an agreement with the Company or an affiliate that provides for severance benefits in the event of a change in control or similar event shall be a Participant in this Policy.
(e)    Notwithstanding any provision in this Policy, no payments will be made to a Participant under this Policy until the Participant provides to the Company a signed release of claims and does not revoke such release during the applicable statutory period provided to revoke a release, if any (the “revocation period”). For employees based in the United States, such release shall be in the form provided for in Annex A, with such reasonable changes as may be determined by McKesson prior to the Change in Control. For employees based in a jurisdiction other than the United States, such release shall be in such form as determined by the Company in compliance with the local laws of the jurisdiction in which the Participant is based, but shall not require any covenants for the employee in excess of those included in the form attached as Annex A. If the Participant does not revoke his or her signed release by the end of the revocation period (or such equivalent as required under any local laws), then the Participant shall have an “Effective Release” on file with the Company. No payments will be made to a Participant under this Policy unless the Company has an Effective Release from that Participant prior to sixty-five (65) days (or such other period as required by local laws) after the Participant’s Separation from Service.

3.	FORM OF BENEFIT.
The benefit described in Sections 2(a) and 2(b)(i) shall be paid in a lump sum on the regularly scheduled payroll date that first occurs after the date which is sixty-five (65) days following the date of the Participant’s Separation from Service, but no payment shall be made if Participant does not have an Effective Release (as defined in Section 2(e)) on file with the Company prior to that date, subject to Section 2(c).

4.	EFFECT OF DEATH OF EMPLOYEE.
Should a Participant die after a Separation from Service and becoming eligible to receive the benefits provided in Sections 2(a) and 2(b)(i) but prior to the benefit being paid to the Participant, the benefit payable under Section 2(a) and 2(b)(i) shall be paid in a lump sum to the Participant’s surviving spouse if such spouse is cohabitating with the Participant at the time of the Participant’s death, or, if the Participant does not have a spouse cohabitating with the Participant at the time of the Participant’s death, to the Participant’s estate, as soon as reasonably practicable, but in no event later than ninety (90) days, after the date of death. The benefits set forth in Section 2(b)(ii) shall continue to apply following the Participant’s death. If a Participant dies prior to Separation from Service, no payments will be made or benefits provided under this Policy.

Exhibit 10.8

5.	AMENDMENT AND TERMINATION.
McKesson reserves the right to, at any time, by action of the Board or the Committee, amend the Policy or increase or decrease the amount of any benefit provided under the Policy or terminate the Policy in accordance with Treasury Regulation section 1.409A-3(j)(4)(ix); provided that no such action shall have the effect of decreasing the benefit of a Participant whose Separation from Service following a Change in Control occurred prior to the date of the Board’s or Committee’s action, and, no action taken within six (6) months before or twenty-four (24) months after a Change in Control shall be effective if the result of such action would be to decrease the protections or benefits under the Policy of any individual who is designated a Participant as of the date of such action.

6.	ADMINISTRATION AND FIDUCIARIES.
(a)    Plan Sponsor and Administrator. McKesson is the “plan sponsor” and the “Administrator” of the Policy, within the meaning of ERISA.
(b)    Administrative Responsibilities. McKesson shall be the named fiduciary, within the meaning of ERISA, with the power and sole discretion to determine who is eligible for benefits under the Policy, to determine the value of benefits paid in any form other than cash or the present value of any cash or other benefits paid over time, to interpret the Policy and to prescribe such forms, make such rules, regulations and computations and prescribe such guidelines as it may determine are necessary or appropriate for the operation and administration of the Policy and to change the terms of or rescind such rules, regulations or guidelines. Such determinations of eligibility, rules, regulations, interpretations, computations and guidelines shall be conclusive and binding upon all persons. In administering the Policy, McKesson shall at all times discharge its duties with respect to the Policy in accordance with the standards set forth in Section 404(a)(1) of ERISA.
(c)    Allocation and Delegation of Responsibilities. The Committee may allocate any of McKesson’s responsibilities for the operation and administration of the Policy among McKesson’s officers, employees and agents. It may also delegate any of McKesson’s responsibilities under the Policy by designating, in writing, another person to carry out such responsibilities.
(d)    No Individual Liability. It is declared to be the express purpose and intent of McKesson that no individual liability shall attach to or be incurred by any member of the Board of McKesson, or by any officer, employee representative or agent of the Company, under, or by reason of the operation of, the Policy.
(e)    Employer Identification Number and Policy Number. The employer identification number (EIN) assigned to McKesson by the Internal Revenue Service is 94-3207296. The plan number (PIN) assigned to the Policy by McKesson is 551.
(f)    Policy Year. All records with respect to the Policy are kept on a calendar year basis.
(g)    Legal Actions. No lawsuit can be brought to recover a benefit under the Policy until an individual or his or her representative has done all of the following: (i) filed a written claim as required by the Policy, (ii) received a written denial of the claim (or the claim is deemed denied as described below), (iii) filed a written request for a review of the denied claim with the Administrator, and (iv) received written notification that the denial of the claim has been affirmed (or the denial is deemed to be affirmed as described below).
(h)    Agent for Service of Legal Process. If an individual wishes to take legal action after exhausting the Policy’s claims and appeal procedures, legal process should be served on: Executive Vice President and Chief Human Resources Officer, McKesson Corporation, 6555 No. State Highway 161, Irving, Texas 75039. The individual may also serve process on the Policy by serving the Administrator at the address shown above.
(i)    ERISA Rights.
(i)     Participants are entitled to certain rights and protections under Title I of ERISA.
(ii)     Participants may examine without charge all official Policy documents during business hours in the McKesson Benefits Department. These documents include the legal texts of the plans, Policy descriptions and annual reports that McKesson files with the U.S. Department of Labor.

Exhibit 10.8

(iii)     Participants may also obtain a copy of any of these documents by writing to the Administrator, and may be charged a reasonable fee for copies.
(iv)    Participants have the right to receive a summary of the Policy’s annual financial report. The Administrator is required by law to furnish each Participant with a copy of this summary annual report.
(v)    Questions about this Policy should be directed to the Administrator. Participants that have any questions about this statement or about his or her rights under ERISA, or if he or she needs assistance in obtaining documents from the Administrator, the Participant should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in the telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. Participants may also obtain certain publications about their rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.
(vi)    No right to a benefit under the Policy shall depend (or shall be deemed to depend) upon whether a Participant retires or elects to receive retirement benefits under the terms of any employee pension benefit plan.
(vii)    The Policy shall contain no terms or provisions except those set forth herein, or as hereafter amended in accordance with the provisions of Section 5. If any description made in any other document is deemed to be in conflict with any provision of the Policy, the provisions of the Policy shall control.

7.	CLAIMS AND APPEAL PROCEDURES.
(a)    Informal Resolution of Questions. Any Participant who has questions or concerns about his or her benefits under the Policy is encouraged to communicate with the Human Resources Department of McKesson. If this discussion does not give the Participant satisfactory results, a formal claim for benefits may be made in accordance with the procedures of this Section 7.
(b)    Formal Benefits Claim - Review by Executive Vice President and Chief Human Resources Officer.1 For purposes of this Section 7, if the Executive Vice President and Chief Human Resources is the claimant the General Counsel shall perform the claim and appeal functions of the Executive Vice President and Chief Human Resources Officer. A Participant may make a written request for review of any matter concerning his or her benefits under this Policy. The claim must be addressed to the Executive Vice President and Chief Human Resources Officer, McKesson Corporation, 6555 No. State Highway 161, Irving, Texas 75039. The Executive Vice President, Human Resources or his or her delegate (“Executive Vice President”) shall decide the action to be taken with respect to any such request and may require additional information if necessary to process the request. The Executive Vice President shall review the request and shall issue his or her decision, in writing, no later than ninety (90) days after the date the request is received, unless the circumstances require an extension of time. If such an extension is required, written notice of the extension shall be furnished to the person making the request within the initial ninety (90) day period, and the notice shall state the circumstances requiring the extension and the date by which the Executive Vice President expects to reach a decision on the request. In no event shall the extension exceed a period of ninety (90) days from the end of the initial period. Any claim under this Policy must be brought within two (2) years of the date the events giving rise to the claim first occurred.
(c)     Notice of Denied Request. If the Executive Vice President denies a request in whole or in part, he or she shall provide the person making the request with written notice of the denial within the period specified in Section 7(b). The notice shall set forth the specific reason for the denial, reference to the specific Policy provisions upon which the denial is based, a description of any additional material or information necessary to perfect the request, an explanation of why such information is required, and an explanation of the Policy’s appeal procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

__________________________
1 For purposes of this Section 7, if the Executive Vice President and Chief Human Resources is the claimant the General Counsel shall perform the claim and appeal functions of the Executive Vice President and Chief Human Resources Officer.

Exhibit 10.8

(d)     Appeal to Executive Vice President.
(i)    A person whose request has been denied in whole or in part (or such person’s authorized representative) may file an appeal of the decision in writing with the Executive Vice President within sixty (60) days of receipt of the notification of denial. The appeal must be addressed to: Executive Vice President and Chief Human Resources Officer, McKesson Corporation, 6555 No. State Highway 161, Irving, Texas, 75039. The Executive Vice President, for good cause shown, may extend the period during which the appeal may be filed for another sixty (60) days. The appellant and/or his or her authorized representative shall be permitted to submit written comments, documents, records and other information relating to the claim for benefits. Upon request and free of charge, the applicant should be provided reasonable access to and copies of, all documents, records or other information relevant to the appellant’s claim.
(ii)    The Executive Vice President’s review shall take into account all comments, documents, records and other information submitted by the appellant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The Executive Vice President shall not be restricted in his or her review to those provisions of the Policy cited in the original denial of the claim.
(iii)    The Executive Vice President shall issue a written decision within a reasonable period of time but not later than sixty (60) days after receipt of the appeal, unless special circumstances require an extension of time for processing, in which case the written decision shall be issued as soon as possible, but not later than one hundred twenty (120) days after receipt of an appeal. If such an extension is required, written notice shall be furnished to the appellant within the initial sixty (60) day period. This notice shall state the circumstances requiring the extension and the date by which the Executive Vice President expects to reach a decision on the appeal.
(iv)    If the decision on the appeal denies the claim in whole or in part written notice shall be furnished to the appellant. Such notice shall state the reason(s) for the denial, including references to specific Policy provisions upon which the denial was based. The notice shall state that the appellant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits. The notice shall describe any voluntary appeal procedures offered by the Policy and the appellant’s right to obtain the information about such procedures. The notice shall also include a statement of the appellant’s right to bring an action under Section 502(a) of ERISA.
(v)    The decision of the Executive Vice President on the appeal shall be final, conclusive and binding upon all persons and shall be given the maximum possible deference allowed by law.
(e)    Exhaustion of Remedies. No legal or equitable action for benefits under the Policy shall be brought unless and until the claimant has submitted a written claim for benefits in accordance with Section 7(b), has been notified that the claim is denied in accordance with Section 7(c), has filed a written request for a review of the claim in accordance with Section 7(d), and has been notified in writing that the Executive Vice President has affirmed the denial of the claim in accordance with Section 7(d).

8.	GENERAL PROVISIONS.
(a)    Basis of Payments to and from Policy. All benefits under the Policy shall be paid by McKesson. The Policy shall be unfunded and benefits hereunder shall be paid only from the general assets of McKesson. Nothing contained in the Policy shall be deemed to create a trust of any kind for the benefit of any employee, or create any fiduciary relationship between the Company and any employee with respect to any assets of the Company. McKesson is under no obligation to fund the benefits provided herein prior to payment, although it may do so if it chooses. Any assets which McKesson chooses to use for advance funding shall not cause the Policy to be a funded plan within the meaning of ERISA.
(b)    No Employment Rights. Nothing in the Policy shall be deemed to give any individual the right to remain in the employ of the Company or a subsidiary or to limit in any way the right of the Company or a subsidiary to discharge, demote, reclassify, transfer, relocate an individual or terminate an individual’s employment at any time and for any reason, which right is hereby reserved.
(c)    Non-alienation of Benefits. No benefit payable under the Policy shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to do shall be void.
(d)    Legal Construction. The Policy shall be governed and interpreted in accordance with ERISA.

Exhibit 10.8

(e)    Successors to McKesson. McKesson shall require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of McKesson to assume and agree to perform the obligations of McKesson under the Policy in the same manner and to the same extent that McKesson would be required to perform if no such succession or assignment had taken place.
(f)    Section 409A Compliance. Notwithstanding any other provision of this Policy, McKesson shall administer and construe this Policy in accordance with Section 409A of the Code, the regulations promulgated thereunder, and any other published interpretive authority, as issued or amended from time to time. McKesson shall have the authority to delay the payment of any amounts under this Policy to the extent it deems necessary or appropriate to comply with Section 409A of the Code.

9.	DEFINITIONS.
Whenever used and capitalized in the text of the Policy, the following terms shall have the meaning set forth below:
(a)    “Board” shall mean the Board of Directors of McKesson.
(b)    “Cause” means termination of the Participant’s employment upon the Participant’s willful engagement in misconduct which is demonstrably and materially injurious to the Employer. No act, or failure to act, on the part of the Participant shall be considered “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that the Participant’s action or omission was in the best interest of the Employer.
(c)    A “Change in Control” means the occurrence of any change in ownership of McKesson, change in effective control of McKesson, or change in the ownership of a substantial portion of the assets of McKesson, as defined in Treasury Regulation section 1.409A-3(i)(5), the regulations thereunder, and any other published interpretive authority, as issued or amended from time to time.
(d)    “Code” means the Internal Revenue Code of 1986, as amended.
(e)    “Committee” means the Compensation Committee of the Board.
(f)    “Company” means McKesson and any affiliate that would be considered a service recipient for purposes of Treasury Regulation section 1.409A-1(g).
(g)    “Earnings” means a Participant’s (i) annual base salary at the level in effect as of the date of the Change in Control or, if greater, as of the date of the Participant’s Separation from Service and (ii) the greater of (A) the Participant’s target bonus under the MIP at the level in effect as of the date of the Change in Control or, if greater, as of the date of the Participant’s Separation from Service, or (B) the average of the Participant’s award paid pursuant to the MIP for the latest three years for which the Participant was eligible to receive an award (or such lesser period of time during which the Participant was eligible to receive an award) as of the date of the Change in Control or, if greater, as of the date of the Participant’s Separation from Service.
(h)    “Eligible Employee” means, unless otherwise determined by the Committee, an employee of the Company who qualifies as a Tier One Participant, a Tier Two Participant or a Tier Three Participant.
(i)    “Employer” means McKesson and any other affiliate that would be considered a service recipient or employer for purposes Treasury Regulation section 1.409A-1(h)(3).
(j)    “Good Reason” means any of the following actions, if taken without the express written consent of the Participant, which shall not be affected by the Participant’s incapacity due to physical or mental illness:
(i)    Any material diminution by the Company in the Participant‘s authority, duties or responsibilities, which change would cause the Participant’s position with the Company to become of less dignity, responsibility, importance, or scope as compared to the position and attributes that applied to the Participant immediately prior to the Change in Control;
(ii)    Any material diminution in the Participant’s base annual salary, MIP target opportunity or Long Term Incentive compensation (LTI) target opportunities, which LTI target opportunities include cash awards with performance periods greater than one year and equity based grants;

Exhibit 10.8

(iii)    Any material failure by the Company to pay any compensation or benefits as and when due to the Participant or any material failure by the Company to comply with any of the provisions of any compensatory agreement between the parties, including any award agreement setting forth any equity award or other LTI compensation, subsequent to a Change in Control;
(iv)    The Company’s requiring the Participant to be based at any office or location more than 25 miles from the office at which the Participant is based on the date immediately preceding the Change in Control, except for travel reasonably required in the performance of the Participant’s responsibilities; and
(v)    For a Tier One employee only, the requirement that such Participant report to a position materially inferior in the authority, duties or responsibilities to the position to which the Participant reported immediately prior to the Change in Control, including as the result of a change in structure occasioned by the Change in Control, an affirmative change in reporting or a diminution in the authority, duties or responsibilities of the position to which the Participant is required to report;
provided that, notwithstanding the forgoing, no Separation from Service may be considered for Good Reason unless (A) the Participant gives McKesson notice of the existence of an event described in clauses (i) - (v) above within ninety (90) days following the occurrence thereof, (B) McKesson does not remedy such event described in clauses (i) - (v) above, as applicable, within thirty (30) days of receiving such notice, and (C) the Participant terminates employment within sixty (60) days of the end of the cure period described in clause (B), above.
(k)    “Identification Date” means each December 31.
(l)    “Individual Target Award” has the same meaning as “Individual Target Award” under the MIP.
(m)    “McKesson” means McKesson Corporation, a Delaware corporation.
(n)    “MIP” means the McKesson Corporation Management Incentive Plan.
(o)    “Participant” means (i) an individual who is an Eligible Employee, and (ii) whose employment is terminated under circumstances that render him or her eligible for the benefits described in Section 2 of the Policy.
(p)    “Separation from Service” means termination of employment with the Employer, except in the event of death. A Participant shall be deemed to have had a Separation from Service if the Participant’s service with the Employer is reduced to an annual rate that is equal to or less than twenty percent (20%) of the services rendered, on average, during the immediately preceding three (3) years of service with the Employer (or if providing service to the Employer less than three (3) years, such lesser period).
(q)    “Specified Employee” means a Participant who, on an Identification Date, is:
(i)    An officer of the Company having annual compensation greater than the compensation limit in Section 416(i)(1)(A)(i) of the Code, provided that no more than fifty (50) officers of the Company shall be determined to be Specified Employees as of any Identification Date;
(ii)    A five percent (5%) owner of the Company; or
(iii)    A one percent (1%) owner of the Company having annual compensation from the Company of more than $150,000.
For purposes of determining whether a Participant is a Specified Employee, Treasury Regulation section 1.415(c)-2(d)(11)(ii) shall be used to calculate compensation. If a Participant is identified as a Specified Employee on an Identification Date, then such Participant shall be considered a Specified Employee for purposes of the Policy during the period beginning on the first April 1 following the Identification Date and ending on the next March 31.
(r)    “Tier One Participant” means any executive officer of Company.
(s)    “Tier Two Participant” means any Participant who is classified as having a career level of E2, E3, E4 or E5, but who is not a Tier One Participant.

Exhibit 10.8

(t)    “Tier Three Participant” means any Participant who is classified as having a career level of E1 and is not a Tier One Participant or a Tier Two Participant.

10.	EXECUTION.
This amendment and restatement to the Change in Control Policy was adopted effective January 28, 2020.
McKESSON CORPORATION
By: /s/ Tracy Faber_______________
Tracy Faber
Executive Vice President and Chief Human Resources Officer